Exhibit 4.1

CERTIFICATE OF DESIGNATIONS OF THE
SERIES A CONVERTIBLE PREFERRED STOCK OF
BOXLIGHT CORPORATION

PURSUANT TO SECTION 78.195
OF THE NEVADA REVISED STATUTES

I, Sheri Lofgren, hereby certify that I am the Chief Financial Officer of Boxlight Corporation (the “Corporation”), a corporation organized and existing under the Nevada Revised Statutes, and further do hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the “Board”) by the Corporation’s Articles of Incorporation, as amended (the “Articles of Incorporation”), the Board on July 30, 2015, adopted the following resolutions creating a series of preferred stock designated as Series A Convertible Preferred Stock, none of which have been issued:

RESOLVED, that the Board designates the Series A Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

1. Definitions; Designation and Number.

1.1. Unless otherwise defined elsewhere herein, all capitalized terms used in this Certificate of Designation shall have the meaning as such terms are defined on Exhibit II attached hereto and made a part hereof.

1.2. A series of Preferred Stock, designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”), par value $0.0001 per share, is hereby established. The number of authorized shares of Series A Preferred Stock shall be two million five hundred thousand (2,500,000) shares.

1.3. The shares of Series A Preferred Stock will be issued to Vert Capital Corp. on the effective date of the Corporation’s Form S-1 registration statement filed with the SEC, as registration no. 333-204811 (the “Effective Date”), to be held in trust by Vert Capital Corp. for a period of one year from such Effective Date. Upon the automatic conversion of the Series A Preferred Stock, as provided below and the effectiveness of a subsequent registration statement registering shares of Class A Common Stock for resale, Vert Capital Corp. shall distribute an aggregate of 326,158 shares of Class A Common Stock to the former minority stockholders of Logical Choice Corporation, a Delaware corporation (“LCC”).

2. Rank. As to the payment of cash dividends or a distribution of assets upon a Liquidating Event (as defined in Exhibit II), all shares of the Series A Preferred Stock shall rank (a) senior to the Corporation’s Common Stock, $0.0001 par value per share, of the Corporation (the “Common Stock”) and any other class of securities which is specifically designated as junior to the Series A Preferred Stock (collectively, with the Common Stock, the “Junior Securities”); (b) pari passu with any then outstanding shares of the Corporation’s (i) $0.0001 par value Series B Preferred Stock (the “Series B Preferred Stock”), (ii) Class C Preferred Stock, and (iii) series of preferred stock hereafter created which expressly state, by their terms, as on parity with the Series A Preferred Stock, (collectively, the “Pari Passu Securities”); and (iii) junior to any notes, convertible securities or class or series of capital stock of the Corporation which are hereafter issued for the purpose of consummating a Private Placement Financing (as defined in Section 6.3, below) and are expressly ranked, by their terms, as senior to the Series A Preferred Stock (collectively, the “Senior Securities”).

3. Dividends. The Series A Preferred Stock shall not pay any dividends.

4. Liquidation Preference. Upon a Liquidating Event (as defined in Exhibit II, attached hereto) which occurs prior to the IPO, each share of Series A Preferred Stock will have an aggregate liquidation preference equal to its Series A Preferred Stock Original Issue Price.

5. Voting Rights. Except as expressly set forth to the contrary herein, the Series A Preferred Stock shall not vote.

6. Conversion.

6.1. Automatic Conversion. Upon a date which shall be the later to occur of (a) one year following the Effective Date, or (b) the effective date of a subsequent registration statement registering shares of Class A Common Stock for resale (the “Conversion Date”) , all and not less than all of the Series A Preferred Stock shall convert into an aggregate of 326,158 shares of Class A Common Stock of the Corporation (the “Series A Conversion Shares”). The pro-rata share of the Series A Conversion Shares of each holder of Series A Preferred Stock shall be determined by multiplying the total number of Series A Conversion Shares by a fraction, the numerator of which number of shares of Series A Preferred Stock held by Vert Capital for the benefit of each former minority stockholder of LCC prior to the Going Public Event (excluding any issued shares of Series A Preferred Dividend Stock) and the denominator of which is the aggregate number of shares of Series A Preferred Stock immediately prior to the Conversion Date.

6.2 Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Articles of Incorporation.

6.2. Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

7. Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

8. Redemption. The Series A Preferred Stock is not redeemable.

9. Notice. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given and received upon the earlier of receipt of such notice or four Business days after the mailing of such notice, if sent by registered mail, with postage pre-paid, addressed: (a) if to the Corporation, to the attention of its corporate secretary or to an agent of the Corporation designated as permitted by the Corporation’s Certificate of Incorporation, as amended; (b) if to any holder of Series A Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of the Corporation’s transfer agent); or (c) to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

10. Amendment. This Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose (or written consent without a meeting in accordance with the DGCL) of (i) the holders of a majority of the outstanding shares of Series A Preferred Stock, voting separately as a single class, and (ii) with such other stockholder approval, if any, as may then be required pursuant to the Delaware General Corporation Law and the Certificate of Incorporation.

11. Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, nor shall it permit any of its subsidiaries to, take any of the following corporate actions without first obtaining the affirmative vote, at a meeting duly called for such purpose (or written consent without a meeting in accordance with the DGCL), of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting separately as a single class:

11.1. Adversely alter or change the rights, preferences or privileges of the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock;

11.2. issue any shares of Series A Preferred Stock, other than the Series A Preferred Stock and the Series A Preferred Dividend Stock; or

11.3. except in connection with a Private Placement Financings, issue any shares of Preferred Stock that rank senior to the Series A Preferred Stock.

Notwithstanding the foregoing, no change pursuant to this Section 12 shall be effective to the extent that, by its terms, it applies to less than all of the holders of shares of Series A Preferred Stock then outstanding.

12. Miscellaneous.

12.1. Cancellation of Series A Preferred Stock. If any shares of Series A Preferred Stock are converted pursuant to this Certificate of Designations, the shares so converted shall be canceled, shall return to the status of authorized, but unissued Series A Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series A Preferred Stock.

12.2. Lost or Stolen Certificates. Upon receipt by the Corporation of (a) evidence of the lost, theft, destruction or mutilation of any Series A Preferred Stock Certificate(s) and (b) (i) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (ii) in the case of mutilation, the Series A Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series A Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series A Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series A Preferred Stock.

12.3. Waiver. Notwithstanding any provision in these Certificate of Designations to the contrary, any provision contained herein and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the affirmative vote, at a meeting duly called for such purpose (or written consent without a meeting in accordance with the DGCL), of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting separately as a single class, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series A Preferred Stock shall be required.

12.4. Information Rights. So long as shares of Series A Preferred Stock are outstanding, the Corporation will deliver to each holder of Series A Preferred Stock (a) unaudited annual financial statements to the holders of Series A Preferred Stock within 90 days after the end of each fiscal year; and (b) unaudited quarterly financial statements within 45 days of the end of each fiscal quarter. Notwithstanding the foregoing, in the event and to the extent that such information is electronically available on the web site of the Securities and Exchange Commission (www.sec.gov), the Corporation need not separately furnish such documents to holders of the Series A Preferred Stock.

The undersigned declares under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct of his own knowledge.

The undersigned has executed this certificate on August    , 2015.

Sheri Lofgren, Chief Financial Officer

EXHIBIT I

BOXLIGHT CORPORATION
CONVERSION NOTICE

Reference is made to the Certificate of Designations of the Series A Convertible Preferred Stock (the “Certificate of Designations”) of Boxlight Corporation, a Nevada corporation (the “Corporation”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, $0.0001 par value per share (the “Series A Preferred Stock”), of the Corporation indicated below into shares of common stock, $0.0001 value per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion:

Number of shares of Series A Preferred Stock to be converted:

Share certificate no(s). of Series A Preferred Stock to be converted:

Tax ID Number (if applicable):

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock into which the shares of Series A Preferred Stock are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Name of Holder:

By:
Print Name:
Print Title:
Date:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

EXHIBIT II

DEFINITIONS

As used in this Certificate of Designations, the following terms will bear the following meanings:

“Affiliate” means (i) any individual who is a parent, spouse, sibling, or descendant of a party and (ii) any Person that is controlled by, controls or is under common control with a party, and for the purpose of this definition, “controlled by”, “controls”, and “under common control with” mean and refer to the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, through the ownership of voting securities, by contract, or otherwise.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City, New York are open for the general transaction of business.

“Common Stock Equivalents” means all options, warrants, promissory notes, debentures, preferred stock (including the Series A Preferred Stock and all series of Acquisition Preferred Stock) and other instruments issued by the Corporation which are convertible into or exercisable for shares of the Corporation’s Common Stock.

“IPO” means an initial public offering of shares of Class A Common Stock of the Corporation pursuant to a Form S-1 registration statement declared effective by the Securities and Exchange Commission.

“Liquidating Event” means either: (i) the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or such of the Corporation’s subsidiaries the assets of which constitute all or substantially all the assets of the business of the Corporation and its subsidiaries taken as a whole; or (ii) a Sale of Control.

“Person” means any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority or any other for profit or not for profit legal or commercial entity.

“Series A Conversion Percentage” is determined by dividing the number of shares of Series A Preferred Stock by the number of Series A Conversion Shares issuable at any specified time.

“Series A Conversion Shares” means 326,158 shares of Class A Common Stock.

Series A Original Issue Price” means $1.00 per share of Series A Preferred Stock.

“Transfer” means to sell, transfer, hypothecate or otherwise assign.